Exhibit 10.5

Seventh Amendment to the

First Amended and Restated Agreement

of Limited Partnership

of

SL Green Operating Partnership, L.P.

This Amendment (this “Amendment”) is made as of January 25, 2007 by SL Green Realty Corp., a Maryland corporation, as managing general partner (the “Company” or the “Managing General Partner”) of SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and as attorney-in-fact for the Persons named on Exhibit A to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership L.P., dated as of August 20, 1997, as amended from time to time (the “Partnership Agreement”), for the purpose of amending the Partnership Agreement.  Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

WHEREAS, Louis R. Cappelli (“Cappelli”) is the holder of 1,200 Series D preferred units of limited partnership (the “Reckson Units”) of Reckson Operating Partnership, L.P.;

WHEREAS, on the date hereof, the Partnership is entering into an Assignment and Exchange Agreement (the “Assignment Agreement”) with Cappelli pursuant to which Cappelli will assign, transfer and convey the Reckson Units to the Partnership as a capital contribution to the Partnership in exchange for a similar number of preferred Partnership Units;

WHEREAS, the Managing General Partner has determined that, in connection with the transactions contemplated by the Assignment Agreement, it is necessary to amend the Partnership Agreement to create additional preferred Partnership Units;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Managing General Partner hereby amends the Partnership Agreement as follows:

1.     Article 1 of the Partnership Agreement is hereby amended by adding the following definitions:

“Series F Preferred Units” means the series of Partnership Units established pursuant to the Seventh Amendment to this Agreement, representing units of Limited Partnership Interest designated as the Series F Preferred Units, with the preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of units as described herein.

2.     In accordance with Section 4.02.A of the Partnership Agreement, set forth below are the terms and conditions of the Series F Preferred Units hereby established and issued to Cappelli in consideration of Cappelli’s assigning, transferring and conveying the Reckson Units to the Partnership:

A.            Designation and Number.  A series of Partnership Units, designated as Series F Preferred Units, is hereby established.  The number of Series F Preferred Units shall be 1,200, all of which shall be issued to Cappelli.

B.            Stated Value. The stated value of the Series F Preferred Units shall be one thousand dollars ($1,000.00) per unit (the “Stated Value”).

C.            Distributions.

(i)            Subject to paragraph (ii) below, commencing from the date of initial issuance of the Series F Preferred Units (the “Date of Issuance”), distributions on each Series F Preferred Unit shall be payable in arrears quarterly, in an amount equal to the greater of (a) $17.50 or (b) the quarterly distribution attributable to each Series F Preferred Unit if such unit had been converted into the Conversion Consideration (as hereinafter defined), pursuant to paragraph F hereof, except that the Preferred Conversion Factor to be utilized for this purpose shall be calculated using a Conversion Price of $24.78 (subject to adjustment as provided in paragraph F(iv) hereof) in lieu of the Conversion Price set forth in paragraph F(ii), subject to a maximum increase as a result of the provisions of this paragraph (i)(b), for any one fiscal year of the Partnership, of 5% of the Distributions on the Series F Preferred Units for the immediately preceding fiscal year of the Partnership.  Subsequent to any such fiscal year, any increase that would have been made to the Distribution in such fiscal year, but was not made due to the foregoing 5% limit, shall be made up to an amount that does not exceed a 5% increase over the distribution on the Series F Preferred Units during the immediately preceding fiscal year of the Partnership.  In each fiscal year thereafter, the excess, if any, over the 5% limit applicable to the immediately preceding fiscal year shall cumulate with the respective excesses, if any, over the 5% limit applicable to other fiscal years prior to such immediately preceding fiscal year and shall be carried forward and increase the then current Distribution, but in no event shall any such increase exceed a 5% increase over the Distribution on the Series F Preferred Units for the immediately preceding fiscal year.  Notwithstanding anything appearing to the contrary in this paragraph (i), the distribution to be made on Series F Preferred Units to any holder thereof on the Distribution Payment Date (as hereinafter defined) immediately following the Date of Issuance shall be made based upon the number of days during the period preceding that initial Distribution Payment Date (as hereinafter defined) that Series F Preferred Units were outstanding.  The distributions shall be declared and payable quarterly in arrears on or about January 31, April 30, July 31 and October 31 of each year, or, if not a Business Day, the next succeeding Business Day, commencing April 30, 2007 (a “Distribution Payment Date”).  If on any Distribution Payment Date the Partnership shall not be permitted under Delaware law to pay all or a portion of any such declared distributions, the Partnership shall take such action as may be lawfully permitted in order to enable the Partnership to the extent permitted by Delaware law, lawfully to pay such distributions.  Distributions shall be cumulative from the Date of Issuance, whether or not in any distribution period such distribution shall be declared or there shall be funds of the Partnership legally available for payment of such distributions.  No distributions shall be declared or paid on any class of common Partnership Units (“Common Units”) or any other class or series of preferred units, other than distributions declared and paid on the Class A Units, Class B Units, 7.625% Series C Cumulative Redeemable Preferred Units (“Series C Preferred Units”), the 7.875% Series D Cumulative Redeemable Preferred Units (“Series D Preferred Units”), 5.0% Series E Cumulative Redeemable Preferred Units (“Series E Preferred Units”) and, subject to the limitations set forth in paragraph H(ii)(b) below, any other series of Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests are pari passu with the Series F Preferred Units with respect to payment of distributions and distribution of assets upon liquidation (such Partnership Interests hereinafter referred to as “Qualifying Preferred Units”), until all distributions, if any, due and legally payable on the Series F Preferred Units have been paid to the holders of such units.  The record date for the payment of distributions on the Series F Preferred Units on any Distribution Payment Date shall be the day immediately prior to such Distribution Payment Date.

(ii)           Reduction of Distribution Amount Due to Pre-Payment Premium. Notwithstanding the provisions of paragraph (i) above, during any period that the mortgage loan between

Cappelli Associates VI and Huntoon Hastings Capital Corp., dated December 19, 1995 (the “Mortgage Loan”), remains subject to the prepayment premium or prepayment penalty set forth in Section 1 of the Addendum to the Mortgage Loan (the “Pre-Payment Premium”), the quarterly Distribution payable on each Series F Preferred Unit shall be reduced to $15.625 (the “Reduced Rate”); provided, however that in no event shall the Reduced Rate be applicable, or the provisions of this paragraph (ii) be effective, subsequent to April 1, 2007.  If the Pre-Payment Premium remains payable (or while the Pre-Payment Premium is treated as continuing as provided in this paragraph (ii) after having been paid by the Partnership) the Reduced Rate shall be further reduced so as to result in an annual aggregate reduction in Distributions in respect of the Series F Preferred Units of $145,000 per annum from the annual aggregate distributions that would otherwise have been payable pursuant to paragraph (i) above.  If the Mortgage Loan matures or may be repaid prior to its maturity without the incurrence of the Pre-Payment Premium, or if the holder of any Series F Preferred Units deposits with the Partnership an amount of cash equal to the then current Pre-Payment Premium upon five (5) days’ notice by such holder to the Partnership of such holder’s intention to deposit such amount, then thereafter the Distribution payable in respect of the Series F Preferred Units shall be as provided in paragraph (i) above.  If the Partnership repays the Mortgage Loan and, in connection therewith, incurs the Pre-Payment Premium, the reduced Distribution payable with respect to the Series F Preferred Units provided for in this paragraph (ii) shall continue in effect as if the Mortgage Loan remained outstanding subject to the Pre-Payment Premium until such time as such repaid Mortgage Loan would have matured (in accordance with its terms as in effect on the date hereof) or could have been repaid without the incurrence of the Pre-Payment Premium, or until such time as a holder of Series F Preferred Units deposits an amount of cash with the Partnership equal to the Pre-Payment Premium that would have existed at the time of such deposit had the Mortgage Loan not been repaid by the Partnership.

D.    Allocations.  Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated to the holders of Series F Preferred Units in accordance with Article VI of the Partnership Agreement.

E.     Liquidation.  The Series F Preferred Units shall be preferred as to assets over any class of Common Units and over any other class of preferred units of the Partnership, other than the Series C Preferred Units, the Series D Preferred Units and any other Qualifying Preferred Units, such that in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the holders of the Series F Preferred Units shall be entitled to have set apart for them, or to be paid out of the assets of the Partnership, before any distribution is made to or set apart for the holders of the Common Units or any other series of preferred units or any other capital interest heretofore or hereafter issued, other than the Series C Preferred Units, the Series D Preferred Units and any other Qualifying Preferred Units and any other class or series of preferred units, the authorization, creation and issuance of which shall have been approved by the requisite percentage of outstanding Series F Preferred Units, as provided in paragraph H(ii)(b) hereof, an amount in cash equal to the Stated Value per unit plus any Accrued Distributions (as defined below) as of such date of payment. “Accrued Distributions” shall mean, as of any date of determination, an amount equal to the amount of Distributions, determined at the rate fixed for the payment of Distributions on the Series F Preferred Units on such date as provided in paragraph C. hereof, which would be paid on the Series F Preferred Units for the period of time elapsed from the most recent actual Distribution Payment Date to the date of determination (including any amounts cumulating from prior Distribution periods in accordance with paragraph C hereof).  If the assets or surplus funds to be distributed to the holders of the Series C Preferred Units, the Series D Preferred Units, the Series F Preferred Units and any other Qualifying Preferred Units are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series F Preferred Units, the Series C Preferred Units, the Series D Preferred Units and any other Qualifying Preferred Units in proportion to the respective full preferential amounts such holders are otherwise entitled to receive.

F.     Conversion Consideration.

(i)            The holders of the Series F Preferred Units shall have the right to convert, at any time, their Series F Preferred Units into that number of Conversion Units (as defined below) determined in accordance with paragraph (ii) below.  Each Conversion Unit shall represent the right to receive (a) 0.10387 of a share of Company Common Stock, plus (b) $31.68 in cash, plus (c) a prorated dividend in the amount of $0.0977 in cash, all without interest (the “Conversion Consideration”).

(ii)           Each Series F Preferred Unit shall be converted into that number of conversion units (the “Conversion Units”) determined in accordance with the following formula (the “Preferred Conversion Factor”) as of such date that the Original Certificate (as hereinafter defined) shall be delivered to the Partnership:

	Preferred Conversion Factor		= Redemption Price
			Conversion Price

where

	Redemption Price	=	For each Series F Preferred Unit for
			which conversion is elected, such Series F
			Preferred Unit’s Stated Value, plus any
			Accrued Distributions; and

	Conversion Price	=	$29.1165

(iii)          Each holder of Series F Preferred Units who desires to convert the same into Conversion Consideration shall provide notice to the Partnership in the form of the Notice of Conversion attached as Exhibit A hereto (a “Conversion Notice”) via facsimile, hand delivery or other mail or messenger service.  The original conversion notice (the “Original Certificate”) shall be delivered to the Partnership by nationally recognized courier, duly endorsed.  The date upon which the Partnership initially receives a Conversion Notice shall be a “Notice Date.”  The Partnership shall issue and deliver within fourteen (14) Business Days after the Notice Date, to such holder of Series F Preferred Units at the address of the holder on the books of the Partnership, the Conversion Consideration as calculated above; provided that the Original Certificate representing the Series F Preferred Units to be converted is received by the Partnership within three (3) Business Days after the Notice Date.  If the Original Certificate representing the Series F Preferred Units to be converted is not received by the Partnership within three (3) Business Days after the Notice Date, the Conversion Notice shall become null and void.

(iv)          The Preferred Conversion Factor (and the Conversion Price) shall be subject to adjustment from time to time hereafter solely for purposes of applying paragraph F(i)(a), as follows:

(1)           In case the Partnership shall, at any time or from time to time prior to conversion of all Series F Preferred Units, (A) pay a dividend or make a distribution on the outstanding Common Units, in Common Units, (B) split or subdivide the outstanding Common Units into a larger number of Common Units, (C) effect a reverse unit split or otherwise combine the outstanding Common Units into a smaller number of Common Units or (D) issue by reclassification of the Common Units any units of Partnership Interest, then, and in each such case, the Preferred Conversion Factor (and the Conversion Price) in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any Series F Preferred Units thereafter surrendered for conversion shall be entitled to receive the Conversion Consideration that such holder would have been entitled to receive after the happening of any of the events described above, had such Series F Preferred Units been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this sub-paragraph (iv)(1) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of Common Units entitled to receive such dividend or distribution, or (y) in the case of any such subdivision, reclassification, reverse unit split or combination, at the close of business on the day upon which such action becomes effective.

(2)           In case the Partnership shall, at any time or from time to time prior to conversion of all Series F Preferred Units, declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of units or other securities or property or rights or warrants to subscribe for securities of the Partnership entitling holders thereof to subscribe for or purchase such securities at a price per share less than the fair market value of such securities, by way of dividend or spin-off), on its Common Units, other than (A) regular and customary quarterly distributions by the Partnership of Available Cash, or (B) dividends or distributions of Common Units which are referred to in sub-paragraph (iv)(1) above, then, and in each such case, the Preferred Conversion Factor (and the Conversion Price) shall be adjusted so that the holder of each Series F Preferred Unit shall be entitled to receive, upon the conversion thereof, the number of Conversion Units determined by multiplying (1) the applicable Preferred Conversion Factor on the day immediately prior to the record date fixed for the determination of Common Unit holders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Deemed Value of the Partnership Interest per Common Unit on such record date, and the denominator of which shall be such Deemed Value of the Partnership Interest per Common Unit less the fair market value (as determined in good faith by the board of directors of the Managing General Partner) of such dividend or distribution allocable to one Common Unit.  An adjustment made pursuant to this sub-paragraph (iv)(2) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of Common Unit holders entitled to receive such dividend or distribution.

(3)           In case the Partnership shall, at any time or from time to time prior to conversion of all Series F Preferred Units, issue Common Units to then existing holders of Common Units (or securities convertible into or exchangeable for Common Units, whether or not the rights to convert or exchange such securities are then exercisable) at a price per Common Unit (or having a conversion price per Common Unit, as applicable) less than the Deemed Value of the Partnership Interest per Common Unit as of the date of issuance of such Common Units or of such convertible securities, as the case may be, then, and in each such case, the Preferred Conversion Factor (and the Conversion Price) shall be adjusted so that the holder of each Series F Preferred Unit shall be entitled to receive, upon conversion thereof, the number of Conversion Units determined by multiplying (A) the Preferred Conversion Factor on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (1)  the number of Common Units outstanding on such date and (2) the number of additional Common Units issued (or into which the convertible securities may convert), and the denominator of which shall be the sum of (x) the number of Common Units outstanding on such date and (y) the number of Common Units which the aggregate consideration receivable by the Partnership for the total number of Common Units so issued (or into which the convertible securities may convert) would purchase at the Deemed Value of the Partnership Interest per Common Unit as of such date.  Any adjustment made pursuant to this sub-paragraph (iv)(3) shall be made and become effective on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date.  For purposes of this sub-paragraph (iv)(3):

(a)   if the Partnership shall issue Common Units for consideration other than cash, the price per Common Unit at which such Common Units are issued shall be deemed to be the fair market value (as determined in good faith by the board of directors of the Managing General Partner) of the portion of such non-cash consideration allocable to one Common Unit; and

(b)   the aggregate consideration receivable by the Partnership in connection with the issuance of Common Units or of securities convertible into Common Units shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon conversion of any such convertible securities into Common Units.

(4)           In case the Partnership shall, at any time or from time to time prior to conversion of all Series F Preferred Units, make a tender offer or exchange offer for Common Units at a price per Common Unit greater than the Deemed Value of the Partnership Interest per Common Unit as of the date of such repurchase (the number of Common Units so repurchased, multiplied by the amount by which such price per Common Unit exceeds the Deemed Value of the Partnership Interest per Common Unit as of such date, being referred to in this sub-paragraph (iv)(4) as the “Excess Amount”), then, and in each such case, the Preferred Conversion Factor (and the Conversion Price) shall be adjusted, in accordance with the applicable provisions of sub-paragraphs (iv)(1) and (iv)(2) above, as if, in lieu of such repurchase, the Partnership had (x) made a distribution of property having a fair market value (as determined in good faith by the board of directors of the Managing General Partner) equal to the Excess Amount, with such distribution made to holders of Common Units (including holders of Common Units so repurchased) on the date of such repurchase, and (y) effected a reverse split of the Common Units in the proportion required to reduce the number of Common Units outstanding by the number of Common Units repurchased by the Partnership in such repurchase.

(5)           For purposes of this paragraph (iv), the number of Common Units at any time outstanding shall not include any Common Units then owned or held by or for the account of the Partnership.

(v)           If any adjustment under paragraph (iv) above would create a fractional Conversion Unit, such fractional Conversion Units shall be converted into Conversion Consideration.

(vi)          The Company shall at all times reserve and keep available out of its authorized but unissued shares of Company Common Stock, solely for the purpose of effecting the conversion of the Series F Preferred Units, such number of shares of Company Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series F Preferred Units; and if at any time the number of authorized but unissued shares of Company Common Stock shall not be sufficient to effect the conversion of all then outstanding Series F Preferred Units, the Company will take such action as may be necessary to increase its authorized but unissued shares of Company Common Stock to such number of shares as shall be sufficient for such purpose.

(vii)         The Company shall file with the Securities and Exchange Commission (the “Commission”) within one hundred eighty (180) calendar days after the Date of Issuance a registration statement on Form S-3 under the Securities Act of 1933, as amended, or such other form as deemed appropriate by counsel to the Company for the registration of the resale by the holders of the Series F Preferred Units of the shares of Company Common Stock issuable as part of the Conversion Consideration upon conversion of the Series F Preferred Units (the “Registration Statement”).  The Company shall use commercially reasonable efforts (i) to have the Registration Statement declared effective by the Commission as soon as reasonably practicable, but in any event no later than the first anniversary of the Date of Issuance and (ii) to ensure that the Registration Statement remains in effect for so long as the Series F Preferred Units remain outstanding.

(viii)        The Partnership will not, by amendment of the Partnership Agreement or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Partnership, and will at all times in good faith assist in the carrying out of all of the provisions relating to the Conversion Consideration herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Series F Preferred Units hereunder against impairment.  Without limiting the generality of the foregoing, if any event occurs as to which the foregoing provisions are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the board of directors of the Managing General Partner, fairly protect the conversion rights of the Series F Preferred Units in accordance with the essential intent and principles of such provisions, the Partnership shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the board of directors of the Managing General Partner, to protect such conversion rights as aforesaid.

G.            Status of Converted Units.  In the event any Series F Preferred Units shall be converted as contemplated by this Amendment, the units so converted shall be canceled, and shall not be issuable by the Partnership as Series F Preferred Units.

H.            Voting Rights.

(i)            Except as otherwise specifically provided herein, the holders of Series F Preferred Units shall be entitled to vote on any matters required or permitted to be submitted to the holders of Common Units for their approval, and such holders of Series F Preferred Units, holders of Series E Preferred Units, holders of Series D Preferred Units, holders of Series C Preferred Units, holders of Class A Units and holders of Class B Units shall vote as a single class, with the holders of Series F Preferred Units having a number of votes equal to the number of Series F Preferred Units then outstanding multiplied by the Preferred Conversion Ratio in effect as of the date of such vote.

(ii)           In addition to, and not in limitation of, the provisions of paragraph (i) above (and notwithstanding anything appearing to the contrary in the Partnership Agreement), the Partnership shall not, without the affirmative consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding Series F Preferred Units:

(a)   increase or decrease (other than by conversion) the total number of authorized units of Series F Preferred Units;

(b)   in any manner authorize, create or issue any additional preferred units or any class or series of capital interests, in either case (I) ranking, either as to payment of distributions or distribution of assets, prior to the Series F Preferred Units or (II) which in any manner adversely affects the holders of Series F Preferred Units;

(c)   in any manner alter, change, modify, amend or supplement the designations or the powers, preferences or rights (including, without limitation, conversion rights), or the qualifications, limitations or restrictions of the Series F Preferred Units or any other terms or provisions of this Amendment or otherwise take any action in contravention of the rights of the holders of Series F Preferred Units as set forth in this Amendment;

(d)   reclassify the Common Units or any other units of any class or series of capital interests hereafter created junior to the Series F Preferred Units into units or other interests of any class or series (a) ranking, either as to payment of distributions or distribution of assets, prior to the Series F Preferred Units, or (b) which in any manner adversely affects the holders of Series F Preferred Units; or

(e)   reclassify the Series C Preferred Units, the Series D Preferred Units or any other Qualifying Preferred Units now existing or hereafter created into units or other interests of any class or series of capital interests (I) ranking, either as to payment of distributions or distribution of assets, prior to the Series F Preferred Units, or (II) which in any manner adversely affects the holders of the Series F Preferred Units.

I.      Notice of Certain Events.  If at any time, to the extent permitted hereunder, the Partnership and/or the Company proposes:

(i)            to pay any distribution or dividend payable in securities (of any class or classes) or any obligations, stock or units convertible into or exchangeable for Common Units or Company Common Stock upon either of their capital securities, including, without limitation (i) Common Units or Company Common Stock or (ii) a cash distribution other than its customary quarterly cash distribution (collectively, an “Extraordinary Distribution”);

(ii)           to grant to the holders of Common Units or Company Common Stock generally any rights or warrants (excluding any warrants or other rights granted to any employee, director, officer, contractor or consultant of the Partnership or the General Partner pursuant to any plan approved by the General Partner or the Board of Directors of the General Partner) (a “Rights Distribution”);

(iii)          to effect any capital reorganization or reclassification of capital securities of the Partnership or the General Partner;

(iv)          to consolidate with, or merge into, any other company or to transfer its property as an entirety or substantially as an entirety; or

(v)           to take any other action, or to consummate any other transaction, which could result in an adjustment of the Preferred Conversion Factor (and the Conversion Price) pursuant to paragraph F(v) hereof; or

(vi)          to effect the liquidation, dissolution or winding up of the Partnership or the General Partner,

then, in any one or more of the foregoing cases, the Partnership shall give, by certified or registered mail, postage prepaid, addressed to the holders of Series F Preferred Units at the address of such holders as shown on the record books of the Partnership, (a) at least thirty (30) days’ prior written notice of the date on which the books of the Partnership shall close or of a record date fixed for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least thirty (30) days’ prior written notice of the date when the same shall take place, and (c) in the case of any other action or transaction that could result in an adjustment of the Preferred Conversion Ratio (or the Conversion Price), at least thirty (30) days’ prior written notice of the date when such adjustment shall first become effective. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or option rights, the date on which the holders of any class of capital securities shall be entitled thereto.

J.             Rank and Limitations of Preferred Units.  All Series F Preferred  Units shall rank equally with each other unit of Series F Preferred Units and shall be identical in all respects.

K.            Partnership Agreement.

(i)            The term “transfer” as used as Article XI of the Partnership Agreement shall not include any conversion of Series F Preferred Units into the Conversion Consideration.

(ii)           For purposes of Article XI of the Partnership Agreement, the General Partner (and any successor general partner under the Partnership Agreement) shall hereby be deemed to have consented to the pledge of Series F Preferred Units by Louis R. Cappelli (or any related party) and to any related subsequent transfer of Series F Preferred Units to the pledgee of such units in connection with a foreclosure on such units or an assignment-in-lieu of foreclosure on such pledge.

L.             Covenant of the Partnership.  So long as any Series F Preferred Units are outstanding, the Partnership and the General Partner agree to (i) maintain the provisions set forth in the Partnership Agreement as of the date hereof regarding adjustments to the Conversion Factor and (ii) not issue any capital stock or other capital interest which would cause any Partnership Interest to be senior to the Series F Preferred Units in respect of payment of distributions or distribution of assets, except as set forth in paragraph H(ii)(b) herein.

M.           Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Managing General Partner hereby ratifies and confirms.

N.            This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.

O.            If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

*              *              *              *              *

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

SL GREEN REALTY CORP.,
a Maryland corporation, as Managing General
Partner of SL Green Operating
Partnership, L.P. and on behalf of existing
Limited Partners

By:	/s/ Andrew Levine
Name: Andrew Levine
Title: Executive Vice President

Exhibit A

Notice of Conversion

The undersigned holder of Series F Preferred Units hereby irrevocably requests SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), to convert                       Series F Preferred Units into the right to receive the Conversion Consideration (as defined in the Partnership’s First Amended and Restated Agreement of Limited Partnership, as amended from time to time (the “Partnership Agreement”)) in accordance with the terms of the Partnership Agreement, as amended from time to time; and the undersigned irrevocably (i) surrenders such units and all right, title and interest therein and (ii) directs that the Conversion Consideration deliverable in accordance with this Notice be delivered to the address specified below, and in the name(s) and at the address(es) specified below.  The undersigned hereby represents, warrants, and certifies that the undersigned (a) has good and unencumbered title to the Series F Preferred Units that are the subject of this Notice, free and clear of the rights or interests of any other person or entity, (b) has the full right, power, and authority to request the conversion requested herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion of units.

Dated:

Name:
(Please Print)

(Signature)

(Street Address)

(City) (State) (Zip Code)

If applicable, common stock is to be issued to:

Name:

Please indicate social security number: